Exhibit 99

For release: March 14, 2006

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports 19.5% Increase in Net Income

MURFREESBORO, Tenn. -- National HealthCare Corporation (AMEX: NHC), a 34 year-old publicly traded long-term health care company, today announced after tax earnings for the year ended Dec. 31, 2005 of $28,635,000 or $2.34 per share basic compared to $23,972,000 or $2.05 per share basic for the year ended Dec. 31, 2004, an increase of 19.5% and 14.1%, respectively.

For the three months ended Dec. 31, 2005 net income was $9,846,000 compared to $8,777,000 in 2004, a 12.2% increase. Earnings per basic share was 80 cents compared to 75 cents last year. Revenues for the three months ended Dec. 31, 2005 totaled $139,613,000 compared to $151,032,000 for the last three months of 2004. Revenues in 2005 were $542,381,000 compared to $521,829,000 in 2004.

Our results for 2005 reflect continued strong occupancy, an approximate $4,200,000 increase in management fee collections over 2004, further reductions in outstanding debt and an increase in cash and marketable securities.

NHC operates for itself and third parties 74 long-term health care centers with 9,177 beds. NHC also operates 30 homecare programs, six independent living centers and 22 assisted living centers. NHC's other services include managed care specialty medical units, Alzheimer's units, hospice, rehabilitative services and accounting and financial services. Additional information including the company's most recent press releases may be obtained on NHC's Web site at www.NHCcare.com.

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following: liabilities and other claims asserted against us, including claims related to the 2003 fire and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings. The risks included here are not exhaustive. All forward-looking statements represent NHC's best judgment as of the date of this release.

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NHC Reports 19.5% Increase in Net Income

Condensed Statements of Income
(in thousands except share and per share	Three Months Ended	Year Ended December 31
	2005	2004	2005	2004
Revenues:
Net patient revenues	$121,927	$138,476	$476,596	$464,671
Other revenues	17,686	12,556	65,785	57,158
Net revenues	$139,613	$151,032	$542,381	$521,829

Costs and Expenses:
Salaries, wages and benefits	$70,831	$76,065	$285,488	$276,114
Other operating	37,727	46,109	150,160	149,562
Write-off of notes receivable	---	---	1,000	---
Rent	10,389	10,289	42,049	41,034
Depreciation and amortization	4,262	3,697	15,463	13,765
Interest	336	377	1,531	1,299
Total costs and expenses	$123,545	$136,537	$495,691	$481,774

Income Before Income Taxes	16,068	14,495	46,690	40,055
Income Tax Provision	6,222	5,718	18,055	16,083
Net Income	$9,846	$8,777	$28,635	$23,972

Earnings Per Share:
Basic	$.80	$.75	$2.34	$2.05
Diluted	$.77	$.72	$2.24	$1.95

Weighted average common shares outstanding
Basic	12,245,395	11,689,630	12,240,423	11,674,901
Diluted	12,857,138	12,149,242	12,789,994	12,281,181

Dividends declared per share	.150	.125	.575	.500

Balance Sheet Data	December	December 31
(in thousands)	2005	2004
Cash and marketable securities	$202,301	$168,721
Current assets	260,579	227,734
Total assets	410,625	373,117
Current liabilities	147,191	128,605
Long-term obligations	27,571	30,726
Deferred lease credit	6,154	5,452
Deferred revenue	25,465	25,112
Shareowners' equity	203,059	182,348

Selected Operating Statistics	Quarter Ended December 31,	Year Ended December 31,
	2005	2004	2005	2004
Per Diems:
Medicare	$321.50	$ 314.85	$311.75	$ 296.93
Medicaid	128.18	125.34	126.57	122.53
Private Pay and Other	187.24	184.24	189.95	183.21

Patient Days:
Medicare	89,401	83,557	355,107	326,203
Medicaid	302,583	309,547	1,198,352	1,243,544
Private Pay and Other	138.032	132,901	546,732	499,014
	530,016	526,005	2,100,191	2,068,761

Average Per Diem	$176.17	$ 170.33	$174.38	$ 164.66